Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WS ATKINS PLC,

FALDO MAS, INC.

AND

THE PBSJ CORPORATION

Dated as of August 1, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 1, 2010, is by and among WS ATKINS plc, a public limited company organized under the laws of England and Wales and registered in England No. 1885586 (“Parent”), FALDO MAS, INC., a Florida corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and THE PBSJ CORPORATION, a Florida corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its shareholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Florida Business Corporation Act (the “FBCA”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of Class A Common Stock, par value $.00067 per share, of the Company (the “Company Common Shares”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”) and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the approval by the Company Shareholders of this Agreement and the Merger and the other transactions contemplated hereby.

C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the approval by its sole stockholder of this Agreement and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has approved this Agreement.

D. The Board of Directors of Parent has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Parent and its shareholders and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company or any Subsidiary of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding Company Common Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more Subsidiaries or among Subsidiaries.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws regarding competition and trade regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Merger” shall mean the articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the FBCA.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in Tampa, Florida, New York, New York or London, England are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Closing” shall mean the closing of the Merger, as contemplated by Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Articles of Incorporation” shall mean the Company’s Amended and Restated Articles of Incorporation as amended and as in effect as of the date hereof.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of September 30, 2009 and the footnotes thereto set forth in the Company 10-K.

“Company Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, contingent worker or leased employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company as amended and as in effect as of the date hereof.

“Company Direct Purchase Plan” shall mean the Company 2008 Employee Stock Ownership and Direct Purchase Plan, as amended to the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company ESOP/401(k) Plan” shall mean The PBSJ Corporation Employee Profit Sharing and Stock Ownership Plan, as amended and restated as of January 1, 2008, and as further amended to the date hereof, and the Trust Agreement created under that Plan, effective January 1, 2007, and as further amended to the date hereof.

“Company ESPP” shall mean the Company’s 2008 Employee Payroll Stock Purchase Plan, including any addenda thereto, all as amended to the date hereof.

“Company Financial Advisor” shall mean Barclays Capital.

“Company Financial Statements” shall mean the Company Balance Sheet and all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that is materially adverse to the assets, business, results of operations or financial condition or prospects of the Company and its Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their businesses (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their businesses and that operate in the geographic regions affected by such effect, event, development or change), (c) changes in GAAP or other accounting standards that would be applicable to the Company or Parent after the Effective Time, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, tenants, landlords, suppliers, lenders, investors, venture partners, subcontractors, bonding companies, governmental authorities and agencies, or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Company and its Subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their businesses and that operate in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters, (g) any action taken or omitted by the Company or any Subsidiary at the request of Parent or Merger Sub or with the prior written approval of Parent given pursuant to the lead-in paragraph of Section 6.1(b), or (h) any failure by the Company to meet any internal or published projections, predictions, estimates or expectations (whether such projections, predictions, estimates or expectations were made by the Company or third parties). The parties agree that the mere fact of a decrease in the appraised or market price of the Company Common Shares shall not constitute a Company Material Adverse Effect, but any effect, event, development or change underlying such decrease (other than any such effects, events, developments or changes set forth in clauses (a) through (g) above) may be considered in determining whether there has been a Company Material Adverse Effect. The parties further agree that neither the existence of the FCPA Investigation nor any particular development in the FCPA Investigation shall, in and of itself, constitute a Company Material Adverse Effect, but any significant effect, event, development or change relating to the FCPA Investigation may be considered in determining whether there has been a Company Material Adverse Effect.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since September 30, 2009.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote with respect to the adoption of this Agreement at the Company Shareholders Meeting.

“Company Restricted Stock Plan” shall mean the Company 2008 Employee Restricted Stock Plan, as amended to the date hereof.

“Company Shareholders Meeting” shall mean a meeting of the Company Shareholders to be called to consider the Merger.

“Company Stock Option” shall mean each outstanding option to purchase Company Common Shares.

“Company Stock Plans” shall mean the Company Direct Purchase Plan, the Company ESOP/401(k) Plan, the Company ESPP, the Company Restricted Stock Plan and the Key Employee Supplemental Option Plan.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Termination Fee” shall mean $8,520,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Parent dated March 18, 2010, as amended.

“Consolidated Entities” shall mean PBS&J Caribe, LLP, PBS&J Caribe Engineering Services, C.S.P. and PBS&J, P.A.

“Consolidated Entity Agreements” shall mean the material agreements governing the Consolidated Entities and the relationship between the Company and the Consolidated Entities, including the partnership agreement of PBS&J Caribe, LLP, dated August 20, 2009, between Randy L. Larson, Benton L. Rudolph and Carlos J. Arboleda-Osorio, the management services agreement, dated September 30, 2009, between the Company, PBS&J Caribe, LLP, Benton L. Rudolph, Randy L. Larson and Carlos J. Arboleda-Osorio, and the service agreement, dated July 11, 2007, between Post, Buckley, Schuh & Jernigan, Inc. and PBS&J, P.A.

“Contract” shall mean any contract, lease, indenture, note, bond or other agreement that is in force and effect to which either the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.

“Effective Time” shall mean the date and time the Articles of Merger are duly filed with the Department of State of the State of Florida, or such later date and time as the parties shall agree and as set forth in the Articles of Merger.

“Employee Benefit Plan” shall mean, with respect to any Person, each plan, program, or arrangement that is sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan; each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, program or arrangement.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right of way, restriction or other encumbrance or other adverse claim or interest.

“Environmental Laws” shall mean any Laws relating to the environment or Hazardous Substances, or the effect of any Hazardous Substance on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA Investigation” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, investigation described in the Filed SEC Documents.

“GAAP” shall mean generally accepted accounting principles in effect in the United States from time to time.

“Governmental Entity” shall mean any United States federal, state or local or any foreign, transnational, national, provincial, cantonal, state or local government, or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or otherwise.

“Hazardous Substance” shall mean any pollutant, contaminant, waste, chemical material, substance, compound or constituent in any form, including without limitation crude oil or petroleum or petroleum products, asbestos and asbestos-containing materials and any radioactive substance subject to regulation, or which can give rise to liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean, with respect to the Company, the knowledge of any Person set forth in Section 1.1 of the Company Disclosure Letter, and, with respect to Parent and/or Merger Sub, the knowledge of any Person set forth in Section 1.1 of the Parent Disclosure Letter. For purposes of this definition “knowledge” includes actual knowledge and knowledge that a person in such position should reasonably be expected to have.

“Law” shall mean any United States or foreign, transnational, national, federal, state, or local statute, law, regulation, requirement, interpretation, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, and those arising under any Contract or Company Permit.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated as of the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Material Adverse Effect” shall mean, with respect to Parent or Merger Sub, any effect that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof and has a combined capital and surplus of at least $500,000,000 appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Permitted Encumbrance” means (a) statutory liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which liens have not had and are not reasonably likely to have a Company Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current or contemplated use and operation of the real property, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and matters of record affecting title to but not adversely affecting current or contemplated occupancy or use of the property in any material respect, (f) provisions of licenses and sublicenses of intellectual property (including the obligation to pay royalties and license fees) which do not adversely affect the use thereof in any material respect, (g) restrictions on the transfer of securities arising under federal and state securities Laws, (h) Encumbrances pursuant to surety, completion and performance bonds arising in the ordinary course of business, (i) Encumbrances pursuant to credit facilities in effect on the date hereof and (j) any Encumbrance that will be released or terminated on or prior to the Closing.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be provided to the Company Shareholders in connection with the Company Shareholders Meeting.

“Representative” of a Person means any officer, director, Affiliate, employee, investment banker, financial advisor, financing source, attorney, accountant or other agent or advisor.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be, and, with respect to the Company, shall include the Consolidated Entities.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, limited liability company interests, partnership interests, phantom stock plans or stock or equity equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock or other equity interests of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” means a bona fide written Acquisition Proposal (or its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to more than 50% of the outstanding Company Common Shares or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) which the Company Board determines in its good faith judgment (after taking into account all of the terms and conditions of the Acquisition Proposal, including all financial considerations, the identity of the Third Party making the Acquisition Proposal and relevant legal and regulatory issues) to be more favorable to the Company or its shareholders (in their capacities as shareholders) than the Merger, (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Company Board, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the Company Board, is reasonably likely to be available.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” shall mean any federal, state, county, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest, penalty or addition thereto, whether disputed or not, and “Taxes” shall mean any or all of the foregoing collectively.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“UKLA” means the UK Listing Authority.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agency Agreements	Section 4.23
Agreement	Preamble
Assets	Section 4.11(c)
CFIUS	Section 6.3(e)
Change in Recommendation	Section 6.6(a)
Class B Common Stock	Section 4.3
Closing Date	Section 2.2
Company	Preamble
Company Board	Recital B
Company Common Shares	Recital A
Company ESPP Contribution Termination Date	Section 2.9
Company Expenses	Section 8.1(a)
Company Material Contracts	Section 4.23
Company Recommendation	Section 6.5
Company Restricted Shares	Section 2.8
Company Shareholders	Recital B
Continuing Employee	Section 6.8(b)
DOJ	Section 6.3(b)
DSS	Section 6.3(f)
End Date	Section 8.1(b)
ESOP	Section 6.1(c)
ESOP Shares	Section 6.1(c)
Exercise Time	Section 2.9
Exchange Fund	Section 3.1
Exon-Florio Amendment	Section 6.3(e)
Expenses	Section 8.3(a)
FBCA	Recital A
Filed SEC Documents	Article IV
FOCI	Section 6.3(e)
FTC	Section 6.3(b)
Government Order	Section 8.1(c)
Indebtedness	Section 6.1(b)(ix)
Indemnified Parties	Section 6.9(a)
Intellectual Property Rights	Section 4.15
Joint Venture Agreement	Section 4.4(b)
Leases	Section 4.11(b)
Letter of Transmittal	Section 3.2(a)
Material Leases	Section 4.23
Merger	Recital A
Merger Consideration	Section 2.4(a)
Merger Sub	Preamble
NISPOM	Section 6.3(f)
Other Filings	Section 6.4
Owned Real Property	Section 4.11(a)
Parent	Preamble
Parent Expenses	Section 8.1(a)
Permitted Investments	Section 3.1
Related Party Transactions	Section 4.12
Requirements Agreements	Section 4.23
Restrictive Agreements	Section 4.23
Shares	Section 2.4(a)
Shareholder Loans	Section 3.8
Stop, Look and Listen Communication	Section 6.6(c)
Termination Date	Section 8.1
WARN Act	Section 4.14(b)

Section 1.2 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to any Person are also to its successors and permitted assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j) “writing”, “written” and comparable terms refer to printing typing and other means of reproducing words (including electronic media) in a visible form; and

(k) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE MERGER

Section 2.1 The Merger; Effect of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the FBCA, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Florida and a wholly owned subsidiary of Parent.

(b) The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII (the “Closing Date”), at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or waived (to the extent permitted by Law) on such fifth Business Day, then, subject to Section 8.1, the Closing will take place on the first Business Day on which all such conditions shall have been satisfied or waived (to the extent permitted by Law).

Section 2.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger shall be filed with the Department of State of the State of Florida. The Merger shall become effective at the Effective Time.

Section 2.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a) Except as provided in Section 2.4(b), each Company Common Share issued and outstanding immediately prior to the Effective Time (the “Shares”) shall be canceled and shall be converted automatically into the right to receive, in cash without interest, $17.137 (the “Merger Consideration”) less any required withholding taxes in accordance with Section 3.7, payable to the holder thereof upon surrender of the Certificate representing such Shares as provided in Article III. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, except that, at the Effective Time, Article I of such articles of incorporation shall be amended to provide that the corporate name of the Surviving Corporation is “The PBSJ Corporation” Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, pursuant to the Merger, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that, immediately prior to the Effective Time, such bylaws shall be amended and restated in the form attached hereto as Exhibit A. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 2.6 Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, prior to the Closing, resignations of all the directors of the Company to be effective at the Effective Time. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.7 Company Stock Plans. Except as otherwise agreed to by the parties, (i) each Company Stock Plan (other than the Company ESOP/401(k) Plan) shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Stock Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

Section 2.8 Restricted Stock. At the Effective Time, each Share subject to restrictions on transfer and/or forfeiture issued by the Company under the Company Stock Plans or otherwise, including those Shares subject to performance-based conditions (“Company Restricted Shares”), shall become or otherwise be deemed fully vested effective immediately prior to the Effective Time. At the Effective Time, each vested, issued and outstanding Company Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 2.4(a) hereof, less required withholding taxes in accordance with Section 3.7.

Section 2.9 Company ESPP.

(a) The Company shall take any and all actions with respect to the Company ESPP as are necessary to provide that: (i) with respect to the Offering Period (as defined in the Company ESPP) in effect as of the date hereof, no employee who is not a participant in the Company ESPP as of the date hereof may become after the date hereof a participant in the Company ESPP and no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) participants in the Company ESPP shall not be permitted to make additional contributions to the Company ESPP after the second payroll period ending after the date hereof (the “Company ESPP Contribution Termination Date”); and (iii) the Exercise Date (as defined in the Company ESPP) shall occur immediately prior to the Effective Time (the “Exercise Time”) unless this Agreement is terminated prior thereto. At the Exercise Time, each purchase right under the Company ESPP as of the Company ESPP Contribution Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the Company ESPP for such Offering Period to the purchase of a number of whole Shares (subject to the provisions of the Company ESPP regarding the number of shares purchasable) at an exercise price per Share equal to the Exercise Price (as defined in the Company ESPP) of a Company Common Share applicable to the Offering Period, which number of Shares will then be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.4(a) hereof, less required withholding taxes in accordance with Section 3.7. Any excess payroll deductions not used as a result of share limitations under the Company ESPP shall be returned to the applicable participant without interest. If a fractional number of Shares results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be returned to the applicable participant without interest.

(b) Notwithstanding the foregoing, prior to the Effective Time, the Company may cause the Company ESPP to be terminated and each participant in the Company ESPP to be paid an amount in cash, less required withholding taxes, equal to the amount of Merger Consideration that such participant would have received had the Company ESPP not been terminated and was operated in accordance with Section 2.9(a).

Section 2.10 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares, net of the amount of the Shareholder Loans, such net cash amount not to exceed $280,085,161 (such net cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent.

Section 3.2 Exchange Procedures.

(a) As soon as reasonably practicable (but not more than five days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash equal to the Merger Consideration for each Share formerly represented by such Certificate and (ii) the Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 3.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former Company Shareholder who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of their claim for Merger Consideration without any interest thereon and only as a general creditor thereof.

Section 3.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the delivery to Parent of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 3.7 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares (including restricted Shares), and any participant in the Company ESPP, the Company ESOP/401(k) Plan or any other Company benefit plan or arrangement, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law and to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any other proof of exemption from withholding or any similar information from any Company Shareholder and any other recipient of any payment hereunder. To the extent that amounts are so withheld by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the Company Shareholder or benefit plan participant, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, as the case may be.

Section 3.8 Shareholder Loans. On or about March 31, 2010, the Company made loans to various Company Shareholders in an aggregate principal amount of $3,927,077 (the “Shareholder Loans”). Such Shareholder Loans are secured by the Shares and other equity related interests of such shareholders under the Company’s Employee Benefit Plans. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct from the Merger Consideration payable to any Company Shareholder who has obtained a Shareholder Loan, such amounts as such Company Shareholder may owe to the Company under the Shareholder Loans. Such deductions shall be in satisfaction of the Shareholder Loans. The Company shall take all such action as may be required to cause the maturity date of the Shareholder Loans to occur prior to the Effective Time and shall provide a list to the Parent and the Paying Agent at least two Business Days prior to the Effective Time identifying each Company Shareholder that has received a Shareholder Loan and the principal amount thereof as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) other than with respect to Sections 4.3, 4.8(a) and 4.8(b), as disclosed in any report, schedule, form, statement or other document (including exhibits and all other information incorporated by reference therein) filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (excluding risk factors and similarly cautionary and forward looking or predictive disclosure including under headings entitled “Risk Factors,” “Forward Looking Statements,” or “Future Operating Results”) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to which the relevance of such information is reasonably apparent from the face thereof), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.1 Organization and Good Standing; Charter Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (or equivalent status) under the Laws of its jurisdiction of incorporation or formation, except where any failure to be so organized, existing or in good standing (or equivalent status) would not reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (or equivalent status) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed reasonably would not be expected to have a Company Material Adverse Effect.

(b) The most recently filed copies of the Company Articles of Incorporation and Company Bylaws included in the Filed SEC Documents are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

Section 4.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action other than, as applicable, the Company Required Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 45,000,000 Company Common Shares, 15,000,000 shares of Class B Common Stock, par value $.00067 per share (“Class B Common Stock”), and 30,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date hereof there are 16,494,277.36 Company Common Shares issued and outstanding (of which 8,676,047.76 Company Common Shares are held of record pursuant to the Company ESOP/401(k) Plan); no shares of Class B Common Stock and Preferred Stock are issued and outstanding; no Company Common Shares, no shares of Class B Common Stock and no shares of preferred stock are held in the Company’s treasury and none of any such shares are held by a Subsidiary of the Company. Except as set forth in the preceding sentence, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company as of the date hereof. After the date hereof and prior to the Effective Time, no further shares of capital stock of or other voting securities or ownership interests in the Company will be issued and outstanding except for the issuance of not more than 78,765.35 Company Common Shares resulting from rights pursuant to the Company ESPP. All outstanding Company Common Shares are duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Section 4.3(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding restricted Company Common Share, including the holder, date of grant and vesting schedule.

(b) As of the date hereof (i) no Company Stock Options are outstanding pursuant to the Company Stock Plans, and (ii) assuming that Company ESPP participants maintain their elected payroll deductions as of the date hereof during the current Offering Period, the maximum number of Company Common Shares (taking into account the number of Company Common Shares authorized and reserved for issuance under the Company ESPP and the amendment thereto contemplated by Section 2.9) that can be issued under the Company ESPP during the current Offering Period and prior to the Effective Date is 78,765.35. Section 4.3(b) of the Company Disclosure Letter contains a complete and correct list as of the date hereof of each Company ESPP purchase right, including, as applicable, the holder and the accumulated contributions thereof as of the date specified in such list. Except as set forth above in this Section 4.3(b), as of the date of this Agreement, there are no Company Stock Rights.

(c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights, to issue, grant or award any Company Stock Rights or Company Common Shares or to pay any dividend or make any other distribution in respect thereof. Other than pursuant to the Company ESOP/401(k) Plan, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

Section 4.4 Company Affiliates.

(a) A true and complete list of all the Subsidiaries of the Company is set forth in Section 4.4(a) of the Company Disclosure Letter. Except for the Consolidated Entities: (i) the Company is the direct or indirect owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable, (ii) all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances, (iii) there are no outstanding Subsidiary Stock Rights, (iv) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof and (v) other than as set forth in Section 4.4(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests of any Person other than the capital stock of its Subsidiaries.

(b) Section 4.4(b) of the Company Disclosure Letter sets forth a true and complete list of all joint ventures in which the Company or any of its Subsidiaries participate. Neither the Company nor any of its Subsidiaries is in breach, and to the Knowledge of the Company no other party thereto is in breach, of any agreement governing a joint venture (“Joint Venture Agreement”). Neither the Company nor any of its Subsidiaries has given notice to or received notice from any Person relating to any alleged or potential breach of a Joint Venture Agreement that has not been cured. No event has occurred that, with or without the giving of notice or lapse of time (or both) might result in a breach of a Joint Venture Agreement by the Company or any of its Subsidiaries, or give any Person the right (i) to declare a breach or obtain any remedy thereunder, (ii) to accelerate the maturity, performance or payment of any obligation of the Company or any of its Subsidiaries thereunder, (iii) to make operative any provision that varies the rights or obligations of the Company or any of its Subsidiaries from those that would apply if the event had not occurred, (iv) to cancel, terminate or modify the Joint Venture Agreement, or (v) to demand a material capital contribution or indemnity payment pursuant to the terms of the Joint Venture Agreement.

(c) The Consolidated Entity Agreements are in full force and effect, have not been amended and no party is in violation of the terms thereof.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and subject to the approval of this Agreement by the Company Required Vote, the consummation of the Merger, and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by subsections (i) through (iv) of Section 4.5(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) filing of the Articles of Merger, as required by the FBCA, and (iv) such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected to prevent or delay the Company from performing its obligations hereunder or have a Company Material Adverse Effect.

Section 4.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries are in violation of any Law or Order. Other than as set forth in Section 4.6 of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 4.7 Litigation.

(a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect.

(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be expected to have a Company Material Adverse Effect.

(c) Other than as disclosed in Section 4.7(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received or been the subject of a notice of debarment or suspension, or any proceeding relating thereto, or other disqualification to bid on and perform work for a federal, state, foreign or local Governmental Entity.

(d) To the Knowledge of the Company, the Company has fully disclosed to the Parent all information that would be material to a purchaser's assessment of the FCPA Investigation or that has been prepared or gathered in connection with the FCPA Investigation that could reasonably be expected to have a Company Material Adverse Effect.

Section 4.8 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports with the SEC. Each Company Report complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. Each of the Company Financial Statements (including, in each case, any related notes thereto), as of their respective dates of filing with the SEC: (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for quarterly reports); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries and the consolidated results of the Company’s operations and cash flows as at the dates and for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) There are no Liabilities of the Company or any of its Subsidiaries that are required to be reflected in a consolidated balance sheet of the Company, other than (i) Liabilities disclosed and provided for in the Company Financial Statements or in the notes thereto or in the Company Reports, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and (iii) Liabilities, incurred in the ordinary course of business since March 31, 2010.

(d) Since October 1, 2004, other than as set forth in Section 4.8(d) of the Company Disclosure Letter, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(e) Other than as set forth in Section 4.8(e) of the Company Disclosure Letter, the Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(f) The Company has disclosed to the Company’s auditors and the audit committee of the Company Board, based on its most recent evaluation prior to the date hereof, and to Parent, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g) As of the date hereof and since the date of the Company Balance Sheet, the Company has not identified any outstanding material weaknesses in the design or operation of its internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. Since September 30, 2009 through the date hereof, except as contemplated by this Agreement or the Company Reports, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice. There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement, other than the 3 for 1 stock split disclosed in the Company’s Form 8-K dated April 12, 2010, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b) (other than subsections (iv) (only as such subsection relates to the issuance of Shares under the Company ESPP), (viii) or (ix) thereof), or (ii) except as set forth in the Company Reports, since September 30, 2009 to the Company’s Knowledge any event, occurrence, development or state of circumstances or facts that has had or reasonably would be expected to have a Company Material Adverse Effect.

Section 4.10 Taxes.

(a) Except as set forth in Section 4.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries:

(i) have timely filed or caused to be filed all Tax Returns required to be filed by it with the appropriate Governmental Entity in all jurisdictions in which it was required to file Tax Returns, and all such Tax Returns were complete and correct in all material respects;

(ii) have timely paid or caused to be paid all Taxes required to be paid by it and have made adequate provision in the Company Financial Statements (in accordance with GAAP) for all obligations for Taxes not yet due and payable;

(iii) have not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

(iv) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, creditor, stockholder or other third party. The Company and each of its Subsidiaries’ records contain all information and documents (including IRS Forms W-9) necessary to comply with all applicable Tax information reporting and tax withholding requirements; and

(v) the books and records of the Company and each of its Subsidiaries fully and properly reflect all liabilities for Taxes for all periods after the date of the Company Balance Sheet. The Company and its Subsidiaries are in compliance with the requirements of FIN 48 and their Tax accrual workpapers explain and support all amounts provided and positions taken with respect to FIN 48.

(b) The Company has made available to Parent complete and correct copies of all U.S. federal income Tax Returns and material state income or franchise Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods ending on or after September 30, 2006.

(c) There are no pending Tax audits relating to the Company or any of its Subsidiaries, and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries, that are currently outstanding.

(d) No Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due or payable for which adequate reserves have been provided in the latest balance sheet of the Company.

(e) There are no unresolved deficiencies for or additions to Taxes that have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries other than pending appeals of assessments for real estate taxes involving not more than $1,000,000 in the aggregate.

(f) Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding from a Governmental Entity in any jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) There are no agreements relating to the allocation or sharing of Taxes to which the Company or any of its Subsidiaries is a party. Other than with respect to its Subsidiaries, the Company has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) Since September 30, 2006, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law.

(i) For the two years preceding the Closing Date, neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies nor has any stock or securities of the Company or any of its Subsidiaries been distributed in such a transaction and neither the Company nor any of its Subsidiaries was or will be a controlled corporation or a distributing corporation in respect of a distribution to which Section 355(e) of the Code could apply by reason of the acquisition of the Company’s shares pursuant to this agreement.

(j) Neither the Company nor any of its Subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law.

(k) The income Tax Returns of the Company and its Subsidiaries, copies of which have been provided to Parent, accurately set forth the amounts of all losses and Tax credits available to be carried forward, and none of such losses or credits is subject to any limitation under Section 382 or 383 of the Code or any other provision of federal, state or foreign applicable law, except as limited as a result of the Closing of this Agreement.

(l) Neither the Company nor any of its Subsidiaries is, or has been during the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(m) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any predecessor regulation, and the Company and each of its Subsidiaries has properly disclosed in its federal income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations § 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign Law.

Section 4.11 Properties.

(a) Item 2 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 sets forth a true and correct summary of the material real properties owned by the Company or any of its Subsidiaries (“Owned Real Property”) or otherwise used by the Company or any of its Subsidiaries in connection with the operation of their businesses as presently conducted.

(b) Section 4.11(b) of the Company Disclosure Letter sets forth a complete list of all leases or licenses pursuant to which the Company and its Subsidiaries leases or licenses any real property (the “Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each Lease is a valid and binding obligation on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its subsidiaries or, to the Knowledge of the Company, any other party thereto; (iv) the Company or one of its subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder; (v) no landlord under any Lease has given notice of termination or non-renewal; and (vi) none of the properties under the Leases have gone dark or are otherwise vacant.

(c) Either the Company or a Subsidiary of the Company has good title to, or a valid leasehold interest in, easement or right to use, all of its properties, rights and assets, whether real or personal, tangible or intangible (collectively, the “Assets”), in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(d) The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used to conduct the Business and are adequate to conduct the ordinary course of business of the Company and its Subsidiaries as presently conducted subject, however to the acquisition of such assets or properties as may be required in the ordinary course of business or pursuant to capital expenditures as permitted by or pursuant to Section 6.1(b).

Section 4.12 Related Party Transactions. Other than as set forth in Section 4.12 of the Company Disclosure Letter or as disclosed in the Company Reports, there are no transactions, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that as of the date of this Agreement would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act (“Related Party Transactions”).

Section 4.13 Employment Matters.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is the subject of an investigation by the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents has been made available to Parent: (i) the most recent plan documents (or, if a plan is not written, a written description thereof) or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years; and (iv) the most recent IRS determination letter and any pending determination letter application.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA.

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter or adversely affect the qualification of such plan under Sections 401 and 501(a) of the Code.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Laws.

(f) There is no Contract, plan or arrangement (written or otherwise) covering any current or former employee, director or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any such person to any severance or other payment or benefit as a result of the transactions contemplated hereby (either alone or in conjunction with another event such as termination of employment or service) (i) that would not be deductible pursuant to the terms of Section 280G of the Code or (ii) that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been timely made with respect to each Company Benefit Plan or have been recorded on the financial statements or records of the Company or its Subsidiaries.

(h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan.

(i) Other than with respect to Company Restricted Shares, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with another event such as termination of employment or service) will not (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to any stay or retention payment or to any severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of or otherwise enhance, any benefit due any such employee, officer or director.

(j) Neither the Company nor any of its Subsidiaries are party to any employment agreements not terminable at will, severance agreements, separation agreements, change in control agreements, or agreements providing for post-retirement benefits, other than pursuant to the Key Employee Contribution Plan and the Key Employee Retention Program.

Section 4.14 Labor Relations.

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since October 1, 2004, there has not been any such action. Neither the Company nor any of its Subsidiaries are party to any collective bargaining agreements or similar labor agreements with any labor organization, work council or trade union with respect to any of its or their operations. None of the employees of the Company or any Subsidiary are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any of its or their employees. The Company and its Subsidiaries are, and have at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. The Company has not received any written notice that any Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(b) Since October 1, 2008, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since October 1, 2008, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 4.15 Intellectual Property

(a) The Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, free and clear of all Encumbrances other than Permitted Encumbrances, all intellectual property of any type, registered or unregistered, including all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are necessary for the conduct of the business of the Company and its Subsidiaries, in all material respects, as presently conducted. Section 4.15(a) of the Company Disclosure Letter sets forth (i) Intellectual Property Rights of the Company and its Subsidiaries that have been registered or applied for with any Governmental Entity and any Internet domain name registrars, and (ii) all material unregistered trademarks and copyrights. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person. Other than as set forth in Section 4.15(a) of the Company Disclosure Letter, no claims are pending or, to the Knowledge of the Company, threatened, that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries own all right, title and interest in and to all material Intellectual Property Rights created by any present or former employee in the course of his or her employment with the Company or its Subsidiaries, as the case may be.

(c) To the Knowledge of the Company: (i) all computer software used internally by the Company and its Subsidiaries is owned by the Company or the relevant Subsidiary or used pursuant to a license or other lawful right to use it; and (ii) the computer software and other information technology used to operate the business have not suffered any material error, breakdown, failure or security breach in the last twelve months which has caused disruption or damage to the business of any of the Company or its Subsidiaries, except in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.16 Insurance Policies. Section 4.16 of the Company Disclosure Letter sets forth a materially complete listing of all policies of insurance maintained with respect to the business and assets of the Company and its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and the Company will use commercially reasonable efforts to cause such insurance policies to be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, (ii) neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies, and (iii) no notice of cancellation or termination has been received with respect to any such policy, other than such notices which are received in the ordinary course of business.

Section 4.17 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The Company Financial Advisor has provided to the Parent a letter setting forth the maximum consideration payable to the Company Financial Advisor with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.18 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board its opinion, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Company Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 4.19 Proxy Statement. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the date the Proxy Statement is first provided to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.

Section 4.20 [Reserved].

Section 4.21 Environmental Matters. (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance not reflected in the Company Financial Statements and there is no condition, occurrence, situation or set of circumstances, including, without limitation, the release of any Hazardous Substance, that reasonably would be expected to result in or be the basis for any such Liabilities; (iv) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.

Section 4.22 Anti-Takeover Provisions. The approval of the Company Board of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Sections 607.0901 and 607.0902 of the FBCA) enacted under state or federal laws in the United States applicable to the Company.

Section 4.23 Contracts. Except for this Agreement or Contracts filed as an exhibit to the Filed SEC Documents, there are no (i) Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (ii) Leases that, individually, are material to the operation of the Company’s business (“Material Leases”), (iii) Contracts containing restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world (“Restrictive Agreements”), (iv) “requirements” or similar agreements under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person (“Requirements Agreements”), or (v) broker, sponsor, agency or similar Contracts pursuant to which a third party makes introductions or acts as a local representative of the Company or any of its Subsidiaries outside of the United States (“Agency Agreements”). Each such Company material contract, Contract filed as an exhibit to the Filed SEC Documents, Material Lease, Restrictive Agreement, Requirements Agreement, and Agency Agreement (the “Company Material Contracts”) is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party (A) is in violation or default under any Company Material Contract, or (B) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, which in any case would have a Company Material Adverse Effect.

Section 4.24 No Other Representation or Warranty. Except for the representations and warranties contained in Article V below, or in any certificates delivered by the Parent or Merger Sub in connection with the Closing, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter delivered by the Parent to the Company concurrently with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to which the relevance of such information is reasonably apparent from the face thereof), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing. Each of Parent and its Subsidiaries, including Merger Sub, (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (or equivalent legal status) under the Laws of its jurisdiction of incorporation or formation, except where any failure to be so organized, existing or in good standing (or equivalent legal status) would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (or equivalent legal status) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or make filing with or notification to, or make registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act, and filing and recordation of the Articles of Merger, as required by the FBCA, and such other items required by reason of the participation of the Company in the transactions contemplated hereby.

Section 5.4 Compliance. Neither Parent nor its Subsidiaries, including Merger Sub, is in violation of any Law or Order that could reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of Parent, threatened that could reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Litigation.

(a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, which, if determined adversely, would reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Financing. Parent has or will have and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Section 5.6 of the Parent Disclosure Letter sets forth the cash resources, or plans to obtain cash resources, of Parent that Parent intends to use to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 5.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.9 Proxy Statement; Other Filings. The information supplied by Parent or Merger Sub about Parent or Merger Sub for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first provided to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

Section 5.10 Solvency of the Surviving Corporation Following Merger. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 5.11 No Other Representation or Warranty. Except for the representations and warranties contained in Article IV above, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation, except with respect to actual, and not constructive, fraud, to Parent, or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article IV above, as qualified as so stated in such Article IV, or in a certificate delivered by the Company in connection with the Closing.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries (or in the case of the Consolidated Entities, use its commercially reasonable efforts to cause each of the Consolidated Entities) to use commercially reasonable efforts to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 6.1(b) or elsewhere in this Agreement, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessees and other Persons with which the Company or any of its Subsidiaries has business relations that are material to the Company, except for relationships the Company determines not to preserve in accordance with prudent business judgment.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not (or in the case of the Consolidated Entities, use its commercially reasonable efforts to cause each of the Consolidated Entities not) to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 6.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval shall be in the sole discretion of Parent in the case of actions prohibited by subsections (i), (ii), (iv), (vi), (viii) and (xvi)(t) and not be unreasonably withheld or delayed with respect to those actions prohibited by the remaining subsections):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for dividends in the ordinary course of business consistent with past practice paid by a Subsidiary of the Company to the Company or a wholly owned Subsidiary;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights (other than (A) the acquisition by the Company of Company Common Shares or Company Restricted Shares in connection with the surrender of Company Common Shares by holders of Company Restricted Shares upon the vesting thereof in order to pay taxes or other amounts due with respect thereto, (B) the withholding of Company Common Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Incentive Plans and (C) the acquisition by the Company of Company Restricted Shares in connection with the forfeiture of such awards);

(iv) issue, deliver or sell any shares of its capital stock or Company Stock Rights, other than the issuance of Company Common Shares pursuant to the Company ESPP in accordance with the terms thereof on the date of this Agreement (subject to Section 2.9 hereof);

(v) amend the Company Articles of Incorporation or Company Bylaws (whether by merger, consolidation or otherwise) other than as contemplated in connection with the Company Required Vote or amend the Articles of Incorporation or Bylaws of a Subsidiary of the Company, or amend the agreements governing the Consolidated Entities;

(vi) purchase (or commit to purchase) an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, or merge or consolidate with any Person, in each case other than any such action solely between or among the Company and its wholly owned Subsidiaries;

(vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) leases and subleases of Owned Real Property and real property leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business, (C) sales or other dispositions of real estate with a sale price that does not exceed $1,500,000 in the aggregate, (D) sales of obsolete or written off assets, (E) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $1,000,000 in the aggregate or (F) as set forth on Section 6.1(b) of the Company Disclosure Letter;

(viii) pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its properties or assets (including capital stock of any Subsidiary of the Company);

(ix) incur or modify in any material respect the terms of any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than Indebtedness under the Company’s existing credit facilities and any trade letters of credit and construction loans, performance and completion guaranties and surety obligations incurred in connection with development projects that are pending on the date hereof;

(x) make any loans or capital contributions to, or investments in, any Person, other than to any of the Subsidiaries of the Company;

(xi) except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against the Company or any of its Subsidiaries or any of their respective officers and directors in their capacities as such, other than the settlement of a claim or litigation in the ordinary course of business and which in any event (A) is for an amount not to exceed $500,000 in the aggregate in excess of accruals therefor reflected in the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement with respect to any such claim or litigation (or series of related claims or litigation) and (B) involves only monetary relief;

(xii) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(xiii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than (A) after notice to Parent and a reasonable opportunity to discuss, increases in compensation or benefits in the ordinary course of business consistent with past practice or (B) as expressly contemplated by Section 2.7 and Section 2.9 of this Agreement;

(xiv) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee or contractor of the Company or any of its Subsidiaries; or establish, adopt or amend (except as required by applicable Law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee or contractor of the Company or any of its Subsidiaries;

(xv) hire or terminate other than for cause the employment of any executive officer;

(xvi) except as required by applicable Law, (t) change any annual Tax accounting period, (u) make or change any material Tax election, (v) settle or compromise any material Tax Liability, (w) fail to file any Tax Return when due (taking extensions into account), (x) enter into any closing agreement, (y) file any amended Tax Return that differs materially from the prior Tax return or (z) surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability;

(xvii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business, in any location or with any Person;

(xviii) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto) or the Company’s independent accountants;

(xix) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xx) make any capital expenditures or commitments for any capital expenditures in excess of $2,000,000 in the aggregate;

(xxi) enter into any Contract that would be a Company Material Contract if in effect on the date of this Agreement, or terminate, amend in any material respect, modify in any material respect or terminate any Company Material Contract;

(xxii) enter into any guaranteed maximum price or other “at risk” contract other than the specific Contracts currently being considered by the Company and listed in Section 6.1(b)(xxii) of the Company Disclosure Letter;

(xxiii) enter into or amend the terms of any Related Party Transaction; or

(xxiv) agree to take any of the actions described in this Section 6.1(b).

(c) Notwithstanding anything in this Agreement to contrary, between the date of this Agreement and the Effective Time the Company may, after prior consultation in good faith with the Parent, amend the Company ESOP/401(k) Plan so as to: (i) provide for in-kind distributions in the form of Company Shares; (ii) change the frequency of distributions; (iii) terminate the Company ESOP/401(k) Plan; (iv) spin-off and/or terminate just the employee stock ownership plan component (the “ESOP”) of the Company ESOP/401(k) Plan and cause the distribution of the Company Shares held by the trust under the Company ESOP/401(k) plan pursuant to the ESOP (“ESOP Shares”) to the respective participants in accordance with their accounts and (v) continue the 401(k) component of the Company ESOP/401(k) Plan (including facilitating the rollover of Merger Consideration paid in respect of ESOP Shares into such 401(k) component.

Section 6.2 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub, upon not less than two days’ prior written notice, which shall be directed to Benjamin P. Butterfield (or such other officer of the Company designated in writing by him), reasonable access during normal business hours to the officers, employees, agents (including outside accountants and legal counsel), properties, offices and other facilities, books and records of the Company and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request subject, however to Antitrust Laws.

(b) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.3 Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act and the Exon-Florio Amendment); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents; provided, however, that prior to the Effective Time in no event shall the Company or any of its Subsidiaries, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any Leases.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings under any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof and any other required submissions under the HSR Act and any other applicable Antitrust Law which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all other registrations, approvals, permits, authorizations and consents required by any other applicable Antitrust Law as soon as practicable and (ii) each of Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Parent shall be responsible to pay, or reimburse the Company promptly upon its demand if it is required to pay, any filing, application or other fee to any Governmental Entity in connection with any filings required by applicable Antitrust Laws.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, each of Parent, Merger Sub and the Company agrees to take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other party so as to enable the parties hereto to consummate the Transactions. In addition, each of Parent, Merger Sub and the Company shall defend through litigation on the merits any claim asserted in court or before any other tribunal by any Person in order to avoid entry of, or to have vacated or terminated, any Order (whether preliminary or permanent) that would prevent the Closing prior to the Termination Date.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Parent, Merger Sub and the Company agree to promptly, and in any event within ten Business Days after the date hereof, jointly prepare and make all appropriate voluntary filings and other disclosures in respect of the Merger under Section 721 of the United States Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”) with the Committee on Foreign Investment in the United States (“CFIUS”), to as promptly as practicable supply any additional information and documentary material that may be requested by CFIUS, and to take all other reasonably necessary, proper or advisable steps to seek expeditious conclusion of the CFIUS review process. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any inquiries, (ii) to the extent not prohibited by a Governmental Entity, promptly inform the other party of any communication and supply to the other party any written communication received by such party from, or given by such party to, CFIUS or any other Governmental Entity, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, CFIUS or any other Governmental Entity, and to the extent permissible, give the other party the opportunity to participate in such meetings and conferences, (iv) if required by any United States Governmental Entity, as soon as practicable after the date of this Agreement, cooperate with the other parties to negotiate with and seek from CFIUS and, to the extent applicable, any United States Governmental Entity, approval as may be required to operate the Company or any portion of the Company under a Foreign Ownership, Control or Influence (“FOCI”) mitigation arrangement (such as a board resolution, Special Security Agreement, National Security Agreement, or other mitigation arrangement); and (v) as soon as practicable after the date of this Agreement, adopt any required FOCI-mitigation measures required by the United States Government. Notwithstanding the foregoing, the Parent shall not be required to consent or agree to FOCI-mitigation measures that (i) would make it commercially impractical for the Company and its Subsidiaries to operate or engage in businesses that in the aggregate account for, or are reasonably expected to account for, more than 5% of the annual consolidated revenues of the Company and its Subsidiaries, (ii) would reasonably be expected to have a material adverse effect on the ability of Parent and its Affiliates to oversee the operations of the Company and its Subsidiaries or (iii) that would otherwise reasonably be expected to have a Material Adverse Effect.

(f) The Company has previously disclosed to the Parent that it holds a security clearance issued by the Department of Defense and accordingly is subject to notification requirements under the National Industrial Security Program Operating Manual and applicable industrial security regulations (collectively, “NISPOM”) as a result of the Merger. As soon as practicable after the date of this Agreement, the Company shall prepare and submit to the Defense Security Service (the “DSS”) of the United States Department of Defense , the requisite notification under NISPOM and shall fully cooperate with Parent and Merger Sub in requesting from DSS approval to continue to operate under the one applicable contract subject to clearance requirements pursuant to a FOCI-mitigation proposal submitted in relation to the Merger and reasonably acceptable to Parent and Merger Sub, in accordance with NISPOM. As soon as practicable after the date of this Agreement, Parent and Merger Sub shall request from DSS approval to operate under the applicable contract pursuant to a FOCI mitigation proposal submitted in relation to the Merger in accordance with NISPOM, and as soon as practicable after the date of this Agreement, the Company, Parent and Merger Sub shall adopt any required FOCI-mitigation measures required by DSS with respect to such contract.

(g) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3 if continuing on the Closing Date.

(h) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(c) so long as such party has theretofore complied in all material respects with its obligations under this Section 6.3.

(i) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement.

(j) The Company shall promptly notify Parent of any notice or other communication from any Governmental Entity in connection with the FCPA Investigation and shall, to the extent permitted by the applicable Governmental Entity, allow for Parent and its representatives to participate in all discussions between the Company and its representatives and any Governmental Entity in connection with the FCPA Investigation. The Company shall use its commercially reasonable efforts to obtain the permission of any such Governmental Entity to the participation of Parent and its representatives in any such meeting. The parties agree that nothing in this Section 6.3(j) shall be deemed to require the Company to waive its attorney-client privilege with respect to the FCPA Investigation.

Section 6.4 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and prepare and file with the SEC all other filings with the SEC (“Other Filings”) that are required to be filed by the Company in connection with the transactions contemplated hereby; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement and the Other Filings before they are filed with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Without limiting the generality of the foregoing, each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC as promptly as reasonably practicable and provided to the Company’s shareholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, Merger Sub or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response.

Section 6.5 Company Shareholders Meeting. Unless the Company Board has withdrawn or adversely modified the Company Recommendation (as defined below) in accordance with Section 6.6(c), the Company shall, in accordance with applicable Law and the Company Articles of Incorporation and Company Bylaws, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the date that the Proxy Statement is cleared by the SEC. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 6.6(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement and the Merger and shall include such recommendations in the Proxy Statement (the “Company Recommendation”). Subject to the first sentence of this Section 6.5 and, subject to Section 6.6(c), the Company will use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of this Agreement and the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

Section 6.6 No Solicitation of Transactions.

(a) Subject to Section 6.6(c), none of the Company, the Company’s Subsidiaries or any of their respective Representatives, shall, directly or indirectly, (i) solicit or knowingly encourage, facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) withdraw, modify or amend the Company Recommendation in any manner adverse to the Parent, or fail to make the Company Recommendation (any event described in this clause (ii), a “Change in Recommendation”), (iii) approve, endorse or recommend any Acquisition Proposal, (iv) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any Person, relating to an Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement and subject to Section 6.6(c), the Company shall, and shall direct its Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 6.6 shall preclude the Company or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence.

(b) The Company shall promptly, and in any event within twenty-four hours after receipt, notify Parent of the receipt of (i) an Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, which any director or executive officer of the Company may receive directly or through any Representative for the Company after the date hereof. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a summary written description thereof. The Company shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request. Neither the Company nor any Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent.

(c) Subject to the Company’s compliance with the provisions of this Section 6.6(c), and only prior to receipt of the Company Required Vote, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal (including by means of a published press release or a document filed with the SEC), the Company Board may (directly or through Representatives) (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to result in a Superior Proposal and (II) if the Company Board determines in good faith that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Company Board thereafter may, subject to compliance with Section 6.6(b), (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), (ii) participate in negotiations regarding such proposal, (iii) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, (x) recommend that the Company’s shareholders approve such Superior Proposal and, in connection therewith, effect a Change in Recommendation and (y) authorize the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal; provided that no such agreement may be effective unless this Agreement shall have been terminated by the Company in accordance with Section 8.1(h) and the Company Termination Fee has actually been paid. Nothing in this Section 6.6 or elsewhere in this Agreement shall prevent the Company Board from (i) at any time prior to obtaining the Company Required Vote and other than in response to an Acquisition Proposal, effecting a Change in Recommendation in the event that the Company Board has determined in good faith that the failure to take such action would be inconsistent with its duties to the Company Shareholders under applicable Law, provided, that the Company Board may not make such a Change in Recommendation unless the Company (A) provides Parent with written information describing the circumstances surrounding such Change in Recommendation and the Company Board’s reasons therefor in reasonable detail as soon as reasonably practicable after reaching such determination, (B) keeps Parent reasonably informed of developments with respect to such circumstances and (C) prior to the expiration of five Business Days after the notification described in the immediately preceding clause (A) but in any event not later than one Business day prior to the date of the Company Shareholders Meeting, Parent does not make a proposal that results in the Company Board determining that such action is no longer required by its duties to the Company Shareholders under applicable Law, or (ii) taking and disclosing to the Company shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s shareholders under applicable Law, including, without limitation, Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Company Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a Change in Recommendation in compliance with this Section 6.6(c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act (a “Stop, Look and Listen Communication”)) shall be deemed to be a Change in Recommendation unless the Company Board expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement and the Merger at least two Business Days prior to the Company Shareholders Meeting. In addition, nothing in this Section 6.6(c) shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the London Stock Exchange, or any listing agreement therewith.

Section 6.8 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all obligations and benefits under (i) all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment, retirement or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms, and (ii) all other agreements or arrangements set forth in the Company Disclosure Letter providing for payments by the Company to Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time. Nothing herein shall prevent the Parent from altering the benefits offered to employees after the Closing Date to the extent permitted by the instruments and Law governing such benefits.

(b) Parent shall ensure that, as of the Closing Date, each employee of the Company and of its Subsidiaries who is employed by the Parent or one of its Subsidiaries immediately after the Effective Time (each such person, a “Continuing Employee”) receives full credit (for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan) for service with the Company or any of its Subsidiaries (or predecessor service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes or may become a participant; provided, however, that such service was recognized under the applicable Company Benefit Plan on the Closing Date, and, provided, further, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) Except as set forth in Section 6.9, nothing contained in this Agreement shall (i) amend, or be deemed to amend, any Company Benefit Plan, (ii) create any third party beneficiary rights in any Person or otherwise provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Company Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way the Surviving Corporation’s ability to amend or terminate any Company Benefit Plan at any time, subject to applicable Laws.

(d) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Shares or options or other rights to acquire Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals with respect to acts or omissions prior to the Effective Time, except as amendments may be required by the FBCA.

(b) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a prepaid six-year “tail” insurance policy that provides coverage for events occurring prior to the Effective Time, on terms no less favorable than the coverage provided under the Company’s current directors’ and officers’ insurance policy, for the Persons who are covered by such policy on the date of this Agreement; provided, however, that the Company shall not pay an aggregate premium in excess of 300% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, which amount the Company has disclosed to Parent prior to the date hereof, but may purchase such coverage as may be obtained for such 300% amount. The Company agrees that, prior to purchasing any such policy, the Company shall afford Parent the opportunity to purchase a substitute policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s current directors’ and officers’ insurance policy for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s current directors’ and officers’ insurance policy.

(c) This Section 6.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 6.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.8 and this Section 6.9. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.9.

Section 6.10 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.11 Financing. Subject to limitations imposed by law, the Company shall, and shall cause its Subsidiaries (or in the case of the Consolidated Entities, use its commercially reasonable efforts to cause each of the Consolidated Entities) to provide, and use its reasonable best efforts to have its and their Representatives cooperate with Parent and its Representatives in connection with the arrangements by Parent and Merger Sub to obtain any debt or equity financing or to facilitate Parent’s post-acquisition planning, and in connection with the pre-payment of the Company’s existing debt, as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or unreasonably interfere with or hinder or delay in any material aspect the performance by the Company of its other obligations hereunder), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and Merger Sub and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and Merger Sub and their financing sources in the preparation of (A) an offering document for any debt or equity raised to complete, or following the completion of, the transactions contemplated by this Agreement and (B) materials for rating agency presentations, (iv) cooperating with Parent and Merger Sub in connection with applications to obtain such consents, approvals or authorizations which may be necessary or desirable in connection with such financing, (v) using commercially reasonable efforts to seek to take advantage of the Company’s existing lending relationships, including attempting to persuade the Company’s existing lenders to participate in a syndicate, (vi) reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources for any debt or equity raised by Parent to complete, or following the completion of, the transactions contemplated by this Agreement, (vii) forming new direct or indirect Subsidiaries or joint ventures and transferring assets to such Subsidiaries, provided that the Company, its Subsidiaries or joint ventures (taken as a whole) would not suffer adverse financial or tax consequences prior to or in the absence of the Effective Time, (viii) having officers execute, without personal liability, any reasonably necessary officers’ certificates or management representation letters to the Company’s accountants to issue unqualified reports with respect to the financial statements to be included in any offering documents, and (ix) using commercially reasonable efforts to permit Parent and Merger Sub to be able to provide lenders with the collateral package required by them in connection with any financing, in a form reasonably satisfactory to the lender; provided, however, that none of the Company or its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time. Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including, without limitation, reasonable legal fees, transfer taxes and governmental or third party fees) incurred by the Company or its Subsidiaries and their respective Representatives in connection with such cooperation. The obligations set forth in the foregoing sentence shall survive any termination of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d) Consents and Approvals. Other than the filing of the Articles of Merger in accordance with the FBCA, all consents, approvals and authorizations of any Governmental Entity, including without limitation, under applicable Antitrust Laws, required to consummate the Merger shall have been obtained.

(e) HSR Act. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an executive officer of the Company to that effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Exon-Florio. The period of time for any applicable review process by CFIUS relating to the determination of any threat to national security in respect of the Merger under the Exon-Florio Amendment shall have expired, the President of the United States shall not have taken action to block or prevent the consummation of the Merger, and, except as set forth in Section 6.3(e), no requirements or conditions to mitigate any national security concerns shall have been imposed.

(e) Required Consents. All third party consents and approvals set forth in Section 4.5 of the Company Disclosure Letter shall have been obtained.

Section 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an executive officer of Parent to that effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Merger at the Company Shareholders Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before November 30, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(c) by either Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”); provided, however, that the terms of this Section 8.1(c) shall not be available to a party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such injunction, order, decree or ruling or other action;

(d) by Parent if neither it nor Merger Sub is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 7.2(a) would be incapable of being satisfied by the End Date, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 7.2(b) would be incapable of being satisfied by the End Date;

(e) by the Company if it is not in breach of any representation, warranty, covenant or agreement set forth in this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 7.3(a) would be incapable of being satisfied by the End Date; (ii) there has been a breach on the part of Parent or Merger Sub or any of their respective covenants or agreements herein such that the conditions set forth in Section 7.3(b) would be incapable of being satisfied by the End Date; or (iii) all of the conditions set forth in Section 7.1 and Section 7.2 have been or are capable of being satisfied but the Parent and Merger Sub have not performed their respective obligations under Articles II and III within the applicable time period required by Section 2.2.

(f) by the Company or Parent if the Company Required Vote is not obtained at the Company Shareholders Meeting (or any adjournment or postponement thereof);

(g) by Parent:

(i) if the Company Board effects a Change in Recommendation; or;

(ii) if (x) the Company Board publicly approves, endorses or recommends to the Company Shareholders an Acquisition Proposal, (y) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.6(c)) or (z) the Company or the Company Board publicly announces its intention to do any of the foregoing;

(h) by the Company if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Company Shareholder Approval has not yet been obtained;

(ii) the Company is not then and has not been in breach of any of its obligations under Section 6.6 in any material respect;

(iii) the Company Board has determined in good faith, after consultation with legal counsel, that such agreement constitutes a Superior Proposal;

(iv) the Company has notified Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice;

(v) during the five Business Day period following Parent’s receipt of such notice (it being understood and agreed that the Company shall provide notice to Parent of any material amendment to the terms of any such Superior Proposal and such five Business Day notice period shall be extended such that three Business Days remain in the notice period from the time the Parent is notified of the amendment), (i) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (ii) the Company Board shall have determined in good faith, after the end of such five Business Day period (as so extended), after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and

(vi) the Company pays to Parent the Company Termination Fee in accordance with Section 8.3(b)(ii) within five Business Days after such termination (it being agreed that any purported termination pursuant to this Section 8.1(h) shall be void and of no force or effect ab initio unless the Company shall have made such payment).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives thereof) except that the provisions of Sections 6.2(b), 8.2 and 8.3 and Article IX shall survive any such termination; provided, however, that nothing herein, including the payment of the Company Termination Fee, shall relieve any party hereto from liability for fraud, any intentional or willful breach of any of its representations or warranties, or any intentional or willful breach of its covenants or agreements set forth in this Agreement prior to such termination.

Section 8.3 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 8.3, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated. Subject to Section 9.6, if this Agreement is terminated by the Company pursuant to Section 8.1(e), Parent shall pay to the Company within three Business Days after the date of termination, an amount equal to $1,000,000 to cover the Expenses of the Company (the “Company Expenses”). If this Agreement is terminated by Parent pursuant to Section 8.1(d), the Company shall pay to Parent within three Business Days after the date of termination, an amount equal to $1,000,000 to cover the Expenses of the Parent (the “Parent Expenses”). To the extent any Parent Expenses are paid by the Company to Parent, such amount shall be deducted from any Company Termination Fee that may thereafter be payable by the Company pursuant to Section 8.3(b). Subject to Section 8.2, Section 8.3(c) and Section 9.6, the payment of Company Expenses or Parent Expenses set forth in this Section 8.3 is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(b) Company Termination Fee. The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f) or by Parent pursuant to Section 8.1(d) and (A) an Acquisition Proposal (or the intent to make an Acquisition Proposal) shall have been communicated directly to the Company Shareholders or otherwise publicly disclosed prior to the Termination Date, and (B) concurrently with such termination or within twelve months following the Termination Date, the Company enters into a Contract with respect to any Acquisition Proposal, or an Acquisition Proposal is consummated (in each case as such Acquisition Proposal may be revised), then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, as applicable, the Company Termination Fee as directed by Parent in writing in immediately available funds within ten Business Days after the date of the event giving rise to the obligation to make such payment (and for purposes of this Section 8.3(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal); or

(ii) by Parent pursuant to Section 8.1(g), or the Company pursuant to Section 8.1(h), then the Company shall pay to Parent the Company Termination Fee within five Business Days after the Termination Date.

(c) Payment of Termination Fee as Liquidated Damages. Except as provided by Section 8.2, in the event that Parent shall receive full payment of the Company Termination Fee, the receipt of such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Merger and the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Merger and the transactions contemplated hereby or any matters forming the basis for such termination.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

Section 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger in accordance with the FBCA; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Shareholders or change any other terms and conditions of this Agreement if such change would materially and adversely affect the Company or the Company Shareholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:	WS Atkins plc Woodcote Grove Ashley Road Epsom, Surrey KT18 5BW Attn: Heath Drewett Anne Randall Phone: 011 44 1372 752672 Fax: 011 44 1372 754897

with copies to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attn: Douglas S. Granger

Phone: (804) 788-7274

Fax: (804) 343-4528

Slaughter and May

One Bunhill Row

London EC1Y 8YY

United Kingdom

Attn: Stephen Cooke

Phone: 011 44 20 7090 3261

Fax: 011 44 20 7090 5000

if to the Company, to:	The PBSJ Corporation 4030 West Boy Scout Boulevard Suite 700 Tampa, Florida 33607 Attn: Robert J. Paulsen Benjamin P. Butterfield Phone: (813) 282-7275 Fax: (813) 281-2691

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attn: Gary M Epstein Ira N. Rosner Phone: (305) 579-0500 Fax: (305) 579-0717

Section 9.3 Interpretation. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement has been negotiated between the parties and this Agreement shall not be construed against either party as the “draftsman” hereof or pursuant to any similar rule of construction or interpretation.

Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) the Persons intended to benefit from the provisions of Section 6.9 (Directors’ and Officers’ Indemnification and Insurance), each of whom shall have the right to enforce such provisions directly; (b) after the Effective Time, each Company Shareholder with respect to the right to receive the Merger Consideration pursuant to Article II and each of whom shall have the right to enforce such provisions directly; and (c) if the Effective Time shall not have occurred, the Company Shareholders with respect to their rights to recover, solely through an action being brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company (without duplication) for itself and on behalf of the Company Shareholders shall be determined by reference to the total amount that would have been recoverable by the Company Shareholders if all such holders brought an action against Parent and were recognized as intended third party beneficiaries hereunder.

Section 9.6 Remedies. Except as otherwise expressly provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise expressly provided in this Agreement, no Party (or its Affiliates or any other person) shall, under any circumstance, be liable to any other Party (or its Affiliates or any other person) for any consequential, exemplary, special, indirect, incidental or punitive damages claimed by such Party under the terms of or due to any breach of this Agreement or agreement, instrument or certificate delivered hereunder or in connection with the transactions contemplated by this Agreement including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

Section 9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in any state or federal court described in Section 9.10, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.10 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Florida and to the jurisdiction of the United States District Court sitting in Hillsborough County, Florida for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Florida state or federal court sitting in Hillsborough County, Florida. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereby (a) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida Law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.2, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

Section 9.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Remainder of page intentionally left blank.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WS ATKINS PLC

By:	/s/ Keith E. F. Clarke
	Name:	Keith E. F. Clarke
	Title:	Director

By:	/s/ Heath Stewart Drewett
	Name:	Heath Stewart Drewett
	Title:	Director

FALDO MAS, INC.

By:	/s/ James S. Nevada
	Name:	James S. Nevada
	Title:	President

THE PBSJ CORPORATION

By:	/s/ Benjamin P. Butterfield
	Name:	Benjamin P. Butterfield
	Title:	Senior Vice President and General Counsel

Signature page to Merger Agreement

EXHIBIT A

SECOND AMENDED AND RESTATED

BYLAWS

OF

THE PBSJ CORPORATION

ARTICLE I

Offices

Section 1. Registered Office. The registered office of the THE PBSJ CORPORATION, a Florida corporation (the “Corporation”), shall be located in Leon County, State of Florida.

Section 2. Other Offices. The Corporation may also have offices at such other places, either within or without the State of Florida, as the Board of Directors or officers of the Corporation (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II

Meetings of Shareholders

Section 1. Annual Meetings. All annual meetings of the shareholders of the Corporation for the election of directors and for such other business as may properly come before the meeting shall be held (i) on the fourth Friday of March of each calendar year, or on such other date or at such as may be fixed, from time to time, by the Board of Directors, and (ii) at such place, within or without the State of Florida, as may be designated by the Board of Directors and stated in the notice of meeting or in a duly executed waiver of notice thereof.

Section 2. Special Meetings. Special meetings of the shareholders may be called by the Board of Directors, the President or the holders of not less than 10% of the Corporation’s stock entitled to vote on any issue proposed to be considered at such meeting. Special meetings of shareholders may be held at such time and date, and at such place, within or without the State of Florida, as shall be designated by the Board of Directors and set forth in the notice of meeting required pursuant to Section 3 of this Article. A meeting properly requested by shareholders shall be called for a date not less than 10 nor more than 60 days after the request is properly made. The call for the meeting shall be issued by the Secretary, unless the Board of Directors, the President or the shareholders requesting the calling of the meeting, designate another person to do so. Only business within the purpose or purposes described in the notice required pursuant to Section 3 of this Article may be conducted at a special meeting of shareholders.

Section 3. Notice. A written notice of each meeting of shareholders shall be given to each shareholder entitled to vote at the meeting at the address as it appears on the stock transfer records of the Corporation, not less than 10 nor more than 60 days before the date of the meeting, by or at the direction of the President, the Secretary or the officer or persons calling the meeting. If the notice is mailed at least 30 days before the date of the meeting, it may be done by a class of United States mail other than first class. The notice so given shall state the date, time and place of the meeting and, in the case of a special shareholders’ meeting, the purpose or purposes for which the meeting is called. If mailed, notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If a shareholders’ meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Section 4. Waiver of Notice. Shareholders may waive notice of any meeting before or after the date and time specified in the written notice of meeting. Any such waiver of notice must be in writing, be signed by the shareholder entitled to the notice and be delivered to the Corporation for inclusion in the appropriate corporate records. Neither the business to be transacted at, nor the purpose of, any shareholders’ meeting need be specified in any written waiver of notice. Attendance of a person at a shareholders’ meeting shall constitute a waiver of notice of such meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

Section 5. Record Date. For the purpose of determining shareholders entitled to notice of or to vote at a shareholders’ meeting, to demand a special meeting, to act by written consent or to take any other action, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days nor, in the case of a shareholders’ meeting, less than 10 days, prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a shareholders’ meeting, then the record date for such meeting shall be the close of business on the day before the first notice is delivered to shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 6. Quorum. A majority of the shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for action on that matter at a meeting of shareholders. If a quorum is not present or represented at a meeting of shareholders, the holders of a majority of the shares represented, and who would be entitled to vote at a meeting if a quorum were present, may adjourn the meeting from time to time. Once a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Section 7. Voting. If a quorum is present, action on a matter, other than the election of directors, shall be approved if the votes cast by the shareholders represented at the meeting and entitled to vote on the subject matter favoring the action exceeds the votes cast opposing the action, unless a greater number of affirmative votes or voting by classes is required by Florida law or by the Articles of Incorporation. Directors shall be elected in accordance with Article III, Section 3, of these Bylaws. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, unless otherwise provided under the articles of incorporation or any amendment thereof or under Florida law. An alphabetical list of shareholders entitled to notice of a shareholders’ meeting shall be available for inspection by any shareholder for a period of 10 days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at a place as permitted by Section 607.0720 of Florida law.

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Section 8. Proxies. A shareholder entitled to vote at any meeting of shareholders or any adjournment thereof may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him by signing an appointment form, either personally or by his attorney-in-fact. An appointment of proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes. If an appointment form designates two or more persons to act as proxies, a majority of these persons present at the meeting, or if only one is present, that one, has all of the powers conferred by the instrument upon all the persons designated unless the instrument provides otherwise. No appointment shall be valid for more than 11 months after the date of its execution unless a longer period is expressly provided in the appointment form.

Section 9. Shareholder Action Without A Meeting. Any action required or permitted to be taken at any shareholders’ meeting may be taken without a meeting, without prior notice and without a vote if the action is taken by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In order to be effective, the action must be evidenced by one or more written consents describing the action to be taken, dated and signed by approving shareholders having the requisite number of votes entitled to vote thereon, and delivered to the Secretary or other officer or agent of the Corporation having custody of the book in which proceedings of meetings of the Corporation are recorded. Within 10 days after obtaining such authorization by written consent, notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action, which notice shall comply with the provisions of Florida law.

ARTICLE III

Directors

Section 1. Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Directors must be natural persons who are at least 18 years of age but need not be residents of Florida or shareholders of the Corporation.

Section 2. Compensation. Unless specifically authorized by a resolution of the Board of Directors, the directors shall serve in such capacity without compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. No such payments shall preclude any director from serving in any other capacity and receiving compensation therefor.

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Section 3. Number, Election & Term. The number of directors of the Corporation shall be fixed from time to time, within any limits set forth in the Articles of Incorporation, by resolution of the Board of Directors or shareholders. Any decrease in the number of directors shall not shorten the term of an incumbent director. Directors shall be elected annually, at the annual meeting of shareholders of the Corporation, by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The terms of the initial directors of the Corporation expire at the first shareholders’ meeting at which directors are elected and when their successors are elected and shall qualify, or upon their earlier resignation, removal from office or death. The terms of all other directors expire at the next annual shareholders’ meeting following their election and when their successors are elected and shall qualify, or upon their earlier resignation, removal from office or death. The Chairman of the Board of Directors shall preside at all meetings of directors and of shareholders.

Section 4. Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the shareholders at an annual meeting or special meeting called for that purpose. A director elected to fill a vacancy shall hold office only until the next shareholders’ meeting at which directors are elected. If there are no remaining directors, any vacancy shall be filled by the shareholders.

Section 5. Removal of Directors. The shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.

Section 6. Quorum and Voting. A majority of the number of directors fixed by or in accordance with these Bylaws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present shall be the act of the Board of Directors.

Section 7. Deemed Assent. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting (or promptly upon his arrival) to the holding of the meeting or transacting specified business at the meeting, or (ii) the director votes against or abstains from the action taken.

Section 8. Committees. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which must have at least two members and, to the extent provided in the designating resolution, shall have and may exercise all the authority of the Board of Directors, except such authority as may be reserved to the Board of Directors under Florida law.

Section 9. Meetings. Regular and special meetings of the Board of Directors shall be held at the principal place of business of the Corporation or at any other place, within or outside the State of Florida, designated by the person or persons entitled to give notice of or otherwise call the meeting. Meetings of the Board of Directors may be called by the Chairman of the Board or by the President. A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of an adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the directors who were present. Members of the Board of Directors (and any committee of the Board of Directors) may participate in a meeting of the Board of Directors (or any committee of the Board of Directors) by means of a telephone conference or similar communications equipment through which all persons participating may simultaneously hear each other during the meeting; participation by these means constitutes presence in person at the meeting.

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Section 10. Notice of Meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting, so long as the date, time and place of such meetings are fixed generally by the Board of Directors. Special meetings of the Board of Directors must be preceded by at least 2 days’ written notice of the date, time and place of the meeting. The notice need not describe either the business to be transacted at or the purpose of the special meeting.

Section 11. Waiver of Notice. Notice of a meeting of the Board of Directors need not be given to a director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of that meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened. The waiver of notice need not describe either the business to be transacted at or the purpose of the special meeting.

Section 12. Director Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors (or a committee of the Board of Directors) may be taken without a meeting if the action is taken by the written consent of all members of the Board of Directors (or of the committee of the Board of Directors). The action must be evidenced by one or more written consents describing the action to be taken and signed by each director (or committee member), which consent(s) shall be filed in the minutes of the proceedings of the Board of Directors. The action taken shall be deemed effective when the last director signs the consent, unless the consent specifies otherwise.

ARTICLE IV

Officers

Section 1. Officers. The officers of this Corporation shall consist of a President, such number of Executive Vice Presidents, Senior Vice Presidents and Vice Presidents as the Board of Directors may designate, and a Secretary, and may include a Treasurer, CFO, and such other officers as the Board of Directors may determine. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors from time to time and they shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any two or more offices may be held by the same person, except that the President may not also be the Secretary or an Assistant Secretary.

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Section 2. Compensation. Salaries or other compensation of the officers may be fixed from time to time by the Board of Directors.

Section 3. President. Subject to the direction and control of the Board of Directors, the President shall be the chief executive officer of the Corporation, shall have general and active management of the business and affairs of the Corporation; shall ensure that all orders and resolutions of the Board of Directors are carried into effect; and shall exercise all powers and perform all duties incident to the office of the President and such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these Bylaws or the Board of Directors.

Section 4. Executive Vice President. In the absence of the President or in the event of the inability or refusal of the President to act, the Executive Vice Presidents, if any, (in the order of their rank, as specified by the Board of Directors, or in the absence of such specification then in the order of their elections) shall perform all duties of the President, and when so acting shall have all of the powers of and be subject to all the restrictions upon, the President. The Executive Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them by the President, the Board of Directors or these Bylaws.

Section 5. Senior Vice Presidents and Vice President. In the absence of the Executive Vice Presidents or in the event of the inability or refusal of the Executive Vice Presidents to act, the Senior Vice Presidents, if any, or if none, the Vice Presidents, in order of their rank, as specified by the Board of Directors, or in the absence of such specification, then in the order of their election shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Senior Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as may from time to time be prescribed for them by the President, the Board of Directors or these Bylaws.

Section 6. Secretary. The Secretary shall have the custody of and shall maintain all of the corporate records except the financial records; shall record the minutes of all meetings of the Board of Directors and shall send out all notices of meetings; and perform such other duties as may be prescribed by the Board of Directors, under whose supervision he shall act. He shall have custody of the corporate seal of the Corporation and he, or an assistant secretary, shall have authority to affix the same to an instrument requiring it and, when so affixed, it may be attested by his signature or the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing of his signature.

Section 7. Treasurer/ CFO. The Treasurer/CFO shall have custody of all corporate funds and financial records; shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of the Shareholders and whenever else required by the Board of Directors or President; and shall perform such other duties as may be prescribed by the Board of Directors or President.

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Section 8. Removal of Officers. An officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, either with or without cause, whenever in its judgment the best interest of the Corporation will be served thereby.

Section 9. Resignation of Officer. An officer may resign at any time by delivering notice to the Corporation. The resignation shall be effective upon receipt, unless the notice specifies a later effective date. If the resignation is effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date provided the Board of Directors provides that the successor officer does not take office until the future effective date.

ARTICLE V

Stock Certificates

Section 1. Issuance. Every holder of shares in the Corporation shall be entitled to have a certificate representing all shares to which he is entitled. No certificate shall be issued for any share until the consideration therefor has been fully paid.

Section 2. Form. Certificates representing shares in the Corporation shall be signed by the President and the Secretary of the Corporation, or by any other officer or officers designated by the Board of Directors.

Section 3. Registered Shareholders. The Corporation shall be entitled to treat the holder of record of shares as the holder in fact and, except as otherwise provided by Florida law, shall not be bound to recognize any equitable or other claim to or interest in the shares.

Section 4. Transfer of Shares. Shares of the Corporation shall be transferred on its books only after the surrender to the Corporation or the transfer agent of the share certificates, if any, duly endorsed by the holder of record or attorney-in-fact. If the surrendered certificates are canceled, new certificates shall be issued to the person entitled to them, and the transaction recorded on the books of the Corporation.

Section 5. Lost, Stolen or Destroyed Certificates. If a shareholder claims to have lost or destroyed a certificate of shares issued by the Corporation, a new certificate shall be issued upon delivery to the Corporation of an affidavit of that fact by the person claiming the certificate of shares to be lost, stolen or destroyed, and, at the discretion of the Board of Directors, upon the deposit of a bond or other indemnity as the Board of Directors reasonably requires.

ARTICLE VI

Distributions

The Board of Directors may from time to time authorize and declare, and the Corporation may pay, distributions (including but not limited to dividends on, and redemptions and other acquisitions of shares of the Corporation’s stock) on its outstanding shares in cash, property, or its own shares, provided any such distribution is in compliance with the applicable restrictions and other provisions of Florida law.

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ARTICLE VII

Corporate Records; Shareholder

Inspection Rights; Financial Information

Section 1. Corporate Records.

(A) The Corporation shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the Corporation.

(B) The Corporation shall maintain accurate accounting records and a record of its shareholders in a form that permits preparation of a list of the names and addresses of all shareholders in alphabetical order by class of shares showing the number and series of shares held by each.

(C) The Corporation shall keep a copy of: its Articles of Incorporation or restated Articles of Incorporation and all amendments to them currently in effect; its Bylaws or restated Bylaws and all amendments currently in effect; resolutions adopted by the Board of Directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding; the minutes of all shareholders’ meetings and records of all actions taken by shareholders without a meeting for the past three years; written communications to all shareholders generally or all shareholders of a class or series within the past three years, including the financial statements furnished for the past three years; a list of names and business street addresses of its current directors and officers; and its most recent annual report delivered to the Department of State.

(D) The Corporation shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

Section 2. Shareholder Inspection Rights.

(A) A shareholder is entitled to inspect and copy, during regular business hours at the Corporation’s principal office, any of the corporate records described in Section 1(C) of this Article if such shareholder gives the Corporation written notice of the demand at least 5 business days before the date on which he wishes to inspect and copy the records.

(B) A shareholder is entitled to inspect and copy, during regular business hours at a reasonable location specified by the Corporation, any of the following records of the Corporation if the shareholder gives the Corporation written notice of this demand at least 5 business days before the date on which he wishes to inspect and copy the records, provided (a) the demand is made in good faith and for a proper purpose; (b) the shareholder describes with reasonable particularity the purpose and the records he desires to inspect; and (c) the records are directly connected with his purpose: (i) excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board on behalf of the Corporation, minutes of any meeting of shareholders, and records of any action taken by the shareholders or Board of Directors without a meeting; (ii) accounting records of the Corporation; (iii) the record of shareholders; and (iv) any other books and records of the Corporation.

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(C) This Section 2 does not affect the right of a shareholder to inspect the Corporation’s list of shareholders pursuant to Article II, Section 7 of these Bylaws or, if the shareholder is in litigation with the Corporation, to the same extent as any other litigant or the power of a court to compel the production of corporate records for examination.

(D) The Corporation may deny any demand for inspection made pursuant to subsection (B) of this Section 2 if the demand was made for an improper purpose, or if the demanding shareholder has, within the 2 years preceding his demand, sold or offered for sale any list of shareholders of the Corporation or of any other corporation, has aided or abetted any person in procuring any list of shareholders for that purpose, or has improperly used any information secured through any prior examination of the records of this Corporation or any other corporation.

Section 3. Financial Statements for Shareholders.

(A) Unless modified by resolution of the shareholders within 120 days after the close of each fiscal year, the Corporation shall furnish its shareholders with annual financial statements which may be consolidated or combined statements of the Corporation and one or more of its subsidiaries, as appropriate, that include a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of cash flows for that year. If financial statements are prepared for the Corporation on the basis of generally accepted accounting principles, the annual financial statements must also be prepared on that basis.

(B) If the annual financial statements are reported upon by a public accountant, his report must accompany them. If not, the statements must be accompanied by a statement of the President, the Treasurer or the person responsible for the Corporation’s accounting records stating his reasonable belief whether the statements were prepared on the basis of generally accepted accounting principles and, if not, describing the basis of preparation and describing any respects in which the statements were not prepared on a basis of accounting consistent with the statements prepared for the preceding year.

(C) The Corporation shall mail the annual financial statements to each shareholder within 120 days after the close of each fiscal year or within such additional time thereafter as is reasonably necessary to enable the Corporation to prepare its financial statements. Thereafter, on written request from a shareholder who was not mailed the statements, the Corporation shall mail him the latest annual financial statements.

Section 4. Other Reports to Shareholders.

(A) If the Corporation indemnifies or advances expenses to any director, officer, employee or agent otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next annual shareholders’ meeting, or prior to the meeting if the indemnification or advance occurs after the giving of the notice but prior to the time the annual meeting is held. This report shall include a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

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(B) If the Corporation issues or authorizes the issuance of shares for promises to render services in the future, the Corporation shall report in writing to the shareholders the number of shares authorized or issued, and the consideration received by the Corporation, with or before the notice of the next annual shareholders’ meeting.

ARTICLE VIII

Indemnification

Section 1. Right to Indemnification. Each person (including here and hereinafter, the heirs, executors, administrators, or estate of such person) (1) who is or was a director or officer of the Corporation or (2) who is or was serving at the request of the Corporation as its representative in the position of director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future law or by current or future judicial or administrative decision (but, in the case of any such future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to such legislation or decision), against any fine, liability, cost or expense, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee, or representative, or arising out of his status as such director, officer, agent, employee or representative.

Section 2. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt in the case of a director or officer, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article, and upon satisfaction of such other conditions as are required by current or future legislation (but with respect to future legislation, only to the extent that is provides conditions less burdensome to the director, officer, employee, agent or representative, and to the Corporation, than those provided previously). Such cost, charges and expenses incurred by other employees, agents and representatives may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may, in the manner set forth above, and upon approval of such director, officer, employee, agent or representative of the Corporation, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 3. Procedure for Indemnification. Any indemnification or advance of costs, charges and expenses under this Article shall be made promptly, and in any event within 60 days, upon the written request of the director, officer, employee, agent or representative. The right to indemnification or advances as granted by this Article shall be enforceable by the director, officer, employee, agent or representative in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action that the claimant has not met the applicable standard of conduct, if any, required as a prerequisite to such indemnification or advances under the Florida Business Corporation Act, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors or a committee thereof, its independent legal counsel, and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct, nor the fact that there has been an actual determination by the Corporation (including the Board of Directors or a committee thereof, its independent legal counsel, and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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Section 4. Other Rights: Continuance of Right to Indemnification. The indemnification or advance of costs, charges and expenses provided by this Article shall not be deemed exclusive of any other or future rights to which a person seeking indemnification may be entitled under any law (common or statutory), agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification or advance of costs, charges and expenses under this Article shall be deemed to be a contract between the Corporation and each director, officer, employee, agent or representative of the Corporation described in Section 1 of this Article who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Florida Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee, agent or representative or the obligations of the Corporation arising hereunder.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

Section 6. Constituent Corporations. For the purposes of this Article, references to “the Corporation” includes all of the subsidiaries of the Corporation and the constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of one of our subsidiaries or a constituent corporation or is or was serving at the request of one of our subsidiaries or a constituent corporation as a director, officer, employee or agent of another corporation shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

Section 7. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer, and each employee, agent and representative of the Corporation described in Section 1 of this Article, as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by an applicable portion of this Article that shall not have been invalidated to the full extent permitted by applicable law.

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ARTICLE IX

Miscellaneous

Section 1. Corporate Seal. The corporate seal, if any, of the Corporation shall be circular in form and shall include the name and jurisdiction of incorporation of the Corporation.

Section 2. Fiscal Year. The fiscal year of the Corporation shall end on the last day of September of each calendar year, unless otherwise fixed by resolution of the Board of Directors.

Section 3. Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by the President or such other officer(s) or agent(s) of the Corporation as shall be determined from time to time by resolution of the Board of Directors.

ARTICLE X

Amendment

These Bylaws may be altered, amended or repealed, and new Bylaws adopted, by the Board of Directors or by the shareholders.

ARTICLE XI

Next Redemption

The next date on which stock is redeemed by the Corporation pursuant to Article VIII of the Corporation’s Bylaws (as they existed prior to this Second Amendment and Restatement) shall be deemed to be the Effective Time. For purposes of this Article X, “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of August 1, 2010, by and among WS Atkins plc, Faldo MAS, Inc., and the Corporation.

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